Exhibit 99.2

FOR IMMEDIATE RELEASE

October 29, 2026

Contact:	William Bauder, EVP, Chief Financial Officer
Phone: 202-546-8000
Email: wbauder@nationalcapitalbank.bank

National Capital Bancorp, Inc. Reports Third Quarter Earnings and Quarterly Cash Dividend

Washington, DC, October 29, 2026 - National Capital Bancorp, Inc. (“NACB” or the “Company”) (OTCID: NACB), the holding company for The National Capital Bank of Washington (“NCB” or the “Bank”), reported net income of $215 thousand, or $0.19 per common share, for the three months ended September 30, 2026, compared to net income of $1.8 million, or $1.55 per common share, for the three months ended September 30, 2025. For the nine months ended September 30, 2026, the Company reported net income of $2.9 million, or $2.51 per common share, compared to $5.4 million, or $4.67 per common share, for the nine months ended September 30, 2025. The decrease in earnings was primarily attributable to higher provision expense in the first and third quarters of 2026 and merger-related expenses.

Total assets decreased year-over-year to $709.4 million on September 30, 2026, compared to $727.2 million on September 30, 2025. Total loans of $501.9 million on September 30, 2026, decreased by $2.0 million during the quarter and have decreased by $35.8 million over the past twelve months. Loan balances in the third quarter of 2026 reflected declines in residential real estate and construction loans, partially offset by growth in commercial real estate loans. Total deposits of $622.7 million on September 30, 2026, decreased $33.2 million during the quarter and have decreased $20.7 million over the past twelve months. The Company has been focused on balanced growth with decreases in deposits focused in higher cost funding sources. The Company has no reliance on wholesale funding sources and maintains strong levels of available secured borrowing capacity to meet the financing and cash flow needs of our client base and continues to pursue desirable new relationship opportunities.

The Company’s net interest margin of 3.52% during the third quarter of 2026 decreased from 3.62% in the second quarter of 2026 and from 3.60% in the third quarter of 2025. The decrease quarter-over-quarter is attributable to an unfavorable shift in deposit mix and higher borrowing expenses related to the Company’s subordinated debt moving to floating rate earlier in 2026.

Total shareholders’ equity increased to $68.7 million on September 30, 2026 from $65.6 million a year ago due primarily to retained earnings for the past twelve months. For the nine months ended September 30, 2026, the return on average assets and return on average equity were 0.52% and 5.54%, respectively.

The Company’s non-performing loans were 1.43% of total loans on September 30, 2026, compared to 2.55% on December 31, 2025, consisting of six nonaccrual loans with two separate borrowers. The Company’s non-performing assets ratio as of September 30, 2026 was 1.33%, compared to 1.81% on December 31, 2025. During the third quarter, the Company acquired other real estate owned through foreclosure of one of its previously reported nonaccrual loans. Four of the loans are CRA-eligible multifamily loans, which participate in the DC Housing Voucher Program, the fifth loan is a DC multifamily construction and development loan, and the sixth loan is an SBA 7a commercial loan. All six loans have been individually evaluated for specific reserves, with recent appraisals utilized for the real estate-secured loans. The Company has recorded partial charge-offs on these loans of $6.4 million, including $2.8 million in the third quarter of 2026. The allowance for credit losses to total loans was 1.02% on September 30, 2026, compared with 1.21% on September 30, 2025, while the annualized net charge-off ratio was 1.31% for the nine months ended September 30, 2026. The Bank is continuing to work multiple paths to cost-effectively resolve these problem assets.

“Our earnings reflect merger-related expenses and continued challenges in the Washington, DC, multifamily market,” said Jimmy Olevson, President and Chief Executive Officer of the Bank. “We remain focused on working through our problem assets while selectively pursuing strong, relationship-based lending opportunities and positioning the Bank for long-term value creation as we move toward completion of our previously announced merger with ODNB Financial Corporation.”

The Company also announced today that its Board of Directors has declared a cash dividend of $0.26 per share for shareholders of record as of November 13, 2026. The dividend payout of $299,581.88 on 1,152,238 shares is payable November 25, 2026.

On June 15, 2026, the Company and ODNB Financial Corporation (“ODNB”), the holding company of Old Dominion National Bank, jointly announced that they have entered into a definitive merger agreement pursuant to which NACB will merge into ODNB, with ODNB surviving as the bank holding company. The combined holding company, which will be renamed National Capital Bancorp, Inc., expects to list its common stock on Nasdaq and trade under the ticker symbol “NACB”. Old Dominion National Bank will merge with and into NCB, with NCB surviving as the wholly owned subsidiary bank.

The merger is expected to close in the fourth quarter of 2026, subject to satisfaction of customary closing conditions, including regulatory approvals and shareholder approvals from ODNB and NACB shareholders.

About National Capital Bancorp, Inc.

National Capital Bancorp, Inc. is the holding company for The National Capital Bank of Washington, which was founded in 1889 and is Washington’s Oldest Bank. NCB is headquartered on Capitol Hill with offices in the Friendship Heights community in Northwest D.C., the Courthouse/Clarendon community in Arlington, Virginia and the Fox Hill senior living community of Bethesda, Maryland. NCB also operates residential mortgage and commercial lending offices and a wealth management services division. NCB product and service offerings include personal and business deposit accounts, robust online and mobile banking services and sophisticated treasury management solutions – all delivered with top-rated personal service. NCB is well positioned to serve all the banking needs of those in our communities. For more information about NCB, visit www.nationalcapitalbank.bank.

Forward-Looking Statements

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified using words such as “expects,” “subject,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on which they are made). These factors include general economic conditions, trends in interest rates, the ability of the Company to effectively manage its growth and results of regulatory examinations, among other factors. In addition, with respect to the proposed merger with ODNB, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the business of NACB may not be successfully integrated into ODNB or the business of Old Dominion National Bank may not be successfully integrated into NCB, or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the proposed transaction may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the proposed transaction, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); (5) the outcome of any legal proceedings that may be instituted in connection with the proposed transaction; (6) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement; (7) reputational risk and potential adverse reactions of customers, employees or other business partners, including those resulting from the announcement or completion of the proposed transaction; (8) the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; and (9) certain restrictions during the pendency of the proposed transaction that may impact NACB’s ability to pursue certain business opportunities or strategic transactions. The foregoing list of important factors is not exclusive. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger of NACB with and into ODNB, ODNB filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (Registration No. 333-297905), which was declared effective by the SEC on October 9, 2026. The Registration Statement includes a joint proxy statement of NACB and ODNB that also constitutes a prospectus of ODNB (the “Joint Proxy Statement/Prospectus”). The definitive Joint Proxy Statement/Prospectus, dated October 13, 2026, was first mailed to shareholders of NACB and ODNB on or about October 14, 2026. ODNB may file with the SEC other relevant documents concerning the proposed transaction.

INVESTORS AND SHAREHOLDERS OF NACB AND ODNB ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NACB, ODNB AND THE PROPOSED TRANSACTION. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus, as well as other filings containing information about NACB and ODNB, may be obtained at the SEC’s website (http://www.sec.gov). Free copies may also be obtained by directing a request by mail to NACB at 316 Pennsylvania Avenue, SE, Washington, DC 20003, by telephone at 202-851-4483, or by email or mail to ODNB at shareholders@odnb.bank or 8607 Westwood Center Drive, Suite 440, Tysons Corner, VA 22182, Attention: Investor Relations, or by accessing NACB’s website at https://www.nationalcapitalbank.bank under “About Us – Investor Relations.” The information on NACB’s website is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities of NACB or ODNB or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

NACB, ODNB and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of NACB and shareholders of ODNB in connection with the proposed transaction. Information about the interests of the directors and executive officers of NACB and ODNB and other persons who may be deemed to be participants in the solicitation, and a description of their direct and indirect interests, by security holdings or otherwise, is included in the definitive Joint Proxy Statement/Prospectus filed with the SEC on October 13, 2026. Free copies of this document may be obtained as described above.

National Capital Bancorp, Inc.
Financial Highlights

(Dollars in thousands, except share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30		September 30
Condensed Statement of Income:	2026	2025	2026	2025
Interest income	$8,591	$8,894	$25,950	$25,673
Interest expense	2,326	2,545	6,937	7,125
Net interest income	6,265	6,349	19,013	18,548
Provision for (recovery of) credit losses	1,784	711	3,688	841
Net interest income after provision	4,481	5,638	15,325	17,707
Non-interest income	908	1,050	3,413	2,761
Non-interest expense	4,706	4,277	14,606	13,218
Income before taxes	683	2,411	4,132	7,250
Income tax provision	468	624	1,240	1,876
Net income	$215	$1,787	$2,892	$5,374

Share Data:
Weighted avg no. of shares outstanding	1,152,355	1,150,870	1,151,595	1,149,774
Period end shares outstanding	1,152,238	1,150,870	1,152,238	1,150,870

Per Common Share Data:
Net income	$0.19	$1.55	$2.51	$4.67
Closing Stock Price			$84.70	$65.00
Book Value			$59.59	$56.99

Profitability Ratios, Annualized:
Return on average shareholders' equity	1.20%	12.34%	5.54%	11.78%
Return on average total assets	0.12%	1.11%	0.52%	1.04%
Efficiency ratio	65.61%	57.81%	65.13%	62.03%

	September 30	December 31	September 30
Condensed Balance Sheets:	2026	2025	2025
Assets
Cash and equivalents	$70,457	$81,245	$46,090
Securities, available for sale	52,233	57,307	59,001
Securities, held to maturity	55,694	57,936	59,022
Loans, held in portfolio	501,917	541,878	537,753
Allowance for credit losses	(5,138)	(6,575)	(6,525)
Premises and equipment, net	6,636	6,403	6,434
Bank owned life insurance	15,086	15,118	15,027
Other assets	12,559	10,439	10,352
Total assets	$709,444	$763,751	$727,154

Liabilities and shareholders' equity
Deposits	$622,727	$678,192	$643,444
FHLB advances and other borrowings	0	0	0
Subordinated notes, net of issuance cost	13,884	13,843	13,830
Other liabilities	4,169	4,059	4,294
Shareholders' equity	68,664	67,657	65,586
Total liabilities and shareholders' equity	$709,444	$763,751	$727,154

Other Data:
Non-performing loans to total loans	1.43%	2.55%	1.27%
Non-performing assets to total assets	1.33%	1.81%	0.94%
Allowance to total loans	1.02%	1.21%	1.21%
Net charge-offs (recoveries) to average loans	1.31%	0.26%	0.11%
Loan-to-deposit ratio	80.60%	79.90%	83.57%
Net interest margin for the quarter	3.52%	3.55%	3.60%
Net interest margin for the year	3.55%	3.62%	3.64%